Exhibit 6.58

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED

WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT

BECAUSE IT IS (I) NOT MATERIAL AND (II)WOULD BE COMPETITIVELY HARMFUL IF

PUBLICLY DISCLOSED.

INVOICE

Masterworks Gallery, LLC as agent for Masterworks	Account No:	[***]
Cayman SPC	Invoice No:	[***]
1 World Trade Center, 57th Floor	Paddle No:	[***]
New York, NY 10007	Tax Resale No:	[***]
United States

Sale Title	Sale Date	Sale Number	Auctioneer
Modern & Contemporary Art Day Sale, Afternoon	21-Nov-2025	[***]	Henry Highley ([***])
Session

Lot No	Description	Hammer	Buyer’s Premium	Total Amount
* 310	Lynette Yiadom-Boakye	130,000.00	32,500.00	$162,500.00
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* Priority Bidding Lot(s): Preferential Buyer’s Premium rates applied, subject to full payment being made by the payment due date. Lots will be re-invoiced at Phillips’ standard Buyer’s Premium rates if not fully paid by the payment due date.

Total Amount Payable	$162,500.00
Sales Tax	$0.00
Total Amount Due	$162,500.00

PLEASE NOTE THAT THE PAYMENT IS DUE IMMEDIATELY AND MUST BE MADE BY THE INVOICED PARTY

Bank Transfer Details: [***], for the account of Phillips Auctioneers LLC, Account No. [***], SWIFT: [***], ABA Routing Number [***]

The purchase of the lots listed above is subject to the Conditions of Sale set out in the auction catalogue for the above referenced sale.

For information on the Buyer’s Premium, please see the Buyer’s Guide found on the Phillips website www.phillips.com

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